Exhibit 18.1

December 3, 2008

The Home Depot, Inc.

Atlanta, Georgia

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of The Home Depot, Inc. (the “Company”) for the three-month and nine-month periods ended November 2, 2008, and have read the Company’s statements contained in Note 2 to the consolidated financial statements included therein. As stated in Note 2, the Company changed its method of accounting for merchandise inventories for its retail operations in Canada from the lower of cost (first-in, first-out) or market, as determined by the retail inventory method, to the lower of cost or market using a weighted average cost method and states that the newly adopted accounting principle is preferable in the circumstances because the weighted average cost method of valuing merchandise inventories will result in greater precision in the costing of inventories and a better matching of cost of sales with revenue generated.  In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to February 3, 2008, nor have we audited the information set forth in the aforementioned Note 2 to the consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP
Atlanta, Georgia